Exhibit 99.1

AMEDISYS REPORTS THIRD QUARTER 2004

RESULTS

Company Reports Record Quarterly Revenue and Net Income

Amedisys Provides Preliminary Guidance for 2005

COMPANY TO HOST CONFERENCE CALL

TODAY AT 10:00 AM ET

BATON ROUGE, Louisiana (November 3, 2004) – Amedisys, Inc. (NasdaqNM: “AMED” or “the Company”), one of America’s leading home health nursing companies, today reported its financial results for the third quarter of 2004.

For the quarter ended September 30, 2004, the Company reported net income of $5.2 million, or $0.39 per diluted share, on record net service revenue of $58.5 million. Net service revenue increased by 58% when compared with the $37.0 million reported for the comparable period in the prior year. Amedisys reported net income of $2.4 million, or $0.24 per diluted share for the September quarter ended September 30, 2003. The diluted weighted average number of shares outstanding approximated 13.1 million in the quarter ended September 30, 2004 and 10.1 million in the comparable period of 2003.

For the nine months ended September 30, 2004 the Company reported net income of $14.4 million, or $1.12 per diluted share, on net service revenue of $162.7 million. For the same period the previous year, Amedisys reported net income of $5.0 million, or $0.52 per diluted share, on net service revenue of $100.4 million. The diluted weighted average number of shares outstanding approximated 12.8 million in the nine months ended September 30, 2004 and 9.8 million in the comparable period of 2003.

“Our Company’s strong performance reflects Amedisys’ ongoing commitment to both organic growth and selective acquisitions, and has resulted in an increase in net income for the quarter ended September 30, 2004 of approximately 117 percent when compared with the September quarter of the prior year,” noted William F. Borne, Chief Executive Officer of Amedisys. “Our results exceeded guidance previously communicated, even with the dilutive impact of the recent equity offering. We remain confident that Amedisys can continue to deliver strong earnings growth for our shareholders, and therefore, based on currently available information, we are reiterating our earnings guidance of between $1.43 and $1.49 cents per diluted share for fiscal 2004. This guidance reflects the increased number of shares outstanding from our offering – expected to be approximately 15.7 million in the fourth quarter - and on annual revenue which is expected to approximate $224 million following our most recent acquisitions.”

“Internal growth of Medicare patient admissions was approximately 30 percent in the third quarter when compared with the previous year, which continues the strong rate of growth seen by the Company throughout 2004,” continued Borne. “The factors contributing to this substantial increase in the rate of growth experienced in 2004 include the expansion of our sales force, a wider range of clinical programs, and increased education of referral sources. The initiation of start-ups continues to accelerate, from nine new locations in 2003, twelve expected in 2004, and fifteen anticipated in 2005.”

“The successful completion of our equity offering in September has continued the transformation of our Balance Sheet and well positions Amedisys to take advantage of strategic acquisition opportunities in home health. The Company sold 2.6 million shares for net proceeds of $68 million, and our cash position in excess of $93 million reflects both these proceeds, as well as our continued strong cash flow. We remain focused on providing our patients with low cost, outcome driven home care, while simultaneously generating appropriate returns for all of our shareholders. With this in mind, based on currently available information, we are estimating our earnings for full-year 2005 to be between $1.63 and $1.73 cents per diluted share, excluding potential acquisitions.”

The Company will provide further information today on these results during a teleconference call that is scheduled for 10:00 a.m. ET. To access this call, please dial 1-800-231-5571 (domestic) or 1-973-582-2703 (international). A replay of the conference call will be available until November 10th, 2004, by dialing 1-877-519-4471 (domestic) or 1-973-341-3080 (international). The replay pin number is 5294210.

Amedisys, Inc., a leading provider of home health nursing services, is headquartered in Baton Rouge, Louisiana. Its common stock trades on The Nasdaq Stock Market under the symbol “AMED”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on the Company can be found on the World Wide Web

http://www.amedisys.com

Contact:	Amedisys, Inc.
Gregory H. Browne, CFO
(225) 292-2031
gbrowne@amedisys.com

Investor Relations: Euro RSCG Life NRP
Brian Ritchie (212) 845-4269
brian.ritchie@eurorscg.com

AMEDISYS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and nine months ended September 30, 2004 and 2003

(Amounts in thousands, except per share data)

	(Unaudited)
	For the three months ended September 30,		For the nine months ended September 30,
	2004	2003	2004	2003
Income:
Net service revenue	$58,494	$37,048	$162,729	$100,374
Cost of service revenue (excluding depreciation and amortization)	25,653	15,199	68,746	41,208

Gross margin	32,841	21,849	93,983	59,166

General and administrative expenses:
Salaries and benefits	14,217	10,462	41,568	30,204
Other	10,184	7,495	28,987	20,330

Total general and administrative expenses	24,401	17,957	70,555	50,534

Operating income	8,440	3,892	23,428	8,632

Other income (expense):
Interest income	84	18	180	59
Interest expense	(142)	(296)	(366)	(997)
Miscellaneous	(21)	273	(28)	482

Total other expense, net	(79)	(5)	(214)	(456)

Income before income taxes	8,361	3,887	23,214	8,176

Income tax expense	3,175	1,506	8,846	3,132

Net income	$5,186	$2,381	$14,368	$5,044

Basic weighted average common shares outstanding	12,669	9,713	12,319	9,507

Basic income per common share:

Net income	$0.41	$0.25	$1.17	$0.53

Diluted weighted average common shares outstanding	13,136	10,108	12,833	9,756

Diluted income per common share:

Net income	$0.39	$0.24	$1.12	$0.52

AMEDISYS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of September 30, 2004 and December 31, 2003

(Amounts in thousands, except share data)

	September 30, 2004	December 31, 2003
	(unaudited)
ASSETS:

CURRENT ASSETS:

Cash and cash equivalents	$93,181	$29,779
Patient accounts receivable, net of allowance for doubtful accounts of $3,249 at September 30, 2004 and $3,008 at December31, 2003	18,265	15,185
Prepaid expenses	2,538	1,103
Deferred income taxes	—	1,650
Inventory and other current assets	1,238	1,879

Total current assets	115,222	49,596

Property and equipment, net	9,127	7,219
Goodwill and other assets, net	63,565	35,658

Total assets	$187,914	$92,473

LIABILITIES AND STOCKHOLDERS’ EQUITY:

CURRENT LIABILITIES:

Accounts payable	$3,674	$3,340
Accrued expenses:
Payroll and payroll taxes	12,650	9,163
Insurance	2,725	2,336
Income taxes	837	575
Legal settlements	1,375	1,248
Other	3,806	2,818
Deferred income taxes	1,273	—
Current portion of long-term debt	3,871	3,974
Current portion of obligations under capital leases	435	1,217
Current portion of Medicare liabilities	9,358	9,347

Total current liabilities	40,004	34,018

Long-term debt	1,657	2,696
Obligations under capital leases	401	391
Deferred income taxes	4,036	2,756
Other long-term liabilities	826	1,213

Total liabilities	46,924	41,074

STOCKHOLDERS’ EQUITY:

Preferred stock, $.001 par value, 5,000,000 shares authorized; None issued and outstanding	—	—
Common stock , $.001 par value, 30,000,000 shares authorized; 15,161,149 and 11,908,146 shares issued at September 30, 2004 and December 31, 2003, respectively	15	12
Additional paid-in capital	130,685	55,465
Treasury stock at cost, 4,167 shares held	(25)	(25)
Retained earnings (deficit)	10,315	(4,053)

Total stockholders’ equity	140,990	51,399

Total liabilities and stockholders’ equity	$187,914	$92,473

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